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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Amended and Restated 1991 Stock Option Plan, 1994 Employee Stock Purchase Plan, and 1997 Stock Option Plan for Non-Employee Directors of SubMicron Systems Corporation and to the incorporation by reference therein of our report dated March 31, 1998 (except Notes 2 and 8, as to which the date is April 14, 1998), with respect to the consolidated financial statements and schedule of SubMicron Systems Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                                               ERNST & YOUNG LLP

Philadelphia, Pennsylvania
December 18, 1998